Exhibit 10.8

EYENOVIA, INC.

AMENDED AND RESTATED VOTING AGREEMENT

September 27, 2017

EYENOVIA, INC.

AMENDED AND RESTATED VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made as of September 27, 2017, by and among EYENOVIA, INC., a Delaware corporation (the “Company”), the holders of Series A Preferred Stock of the Company as listed on Schedule 1 hereto (the “Series A Investors”), the holders of Series A-2 Preferred Stock of the Company as listed on Schedule 2 hereto (the “Series A-2 Investors”), the investors listed on Schedule 3 hereto (the “Series B Investors” and together with the Series A Investors and the Series A-2 the “Investors” and each an “Investor”), and the holders of the Company’s common stock listed on Schedule 4, as updated from time to time (each a “Holder” and, collectively, the “Holders”). The Holders and the Investors are referred to herein collectively as the “Voting Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Company’s Second Amended and Restated Certificate of Incorporation, dated as of the date hereof (the “Charter”).

RECITALS

The Series A Investors and Series A-2 Investors collectively hold shares of the Company’s Series A Preferred Stock (as defined below), Series A-2 Preferred Stock (as defined below), and/or shares of Common Stock issued upon conversion thereof. The Holders hold shares of Common Stock in the Company. The Holders, Series A Investors and Series A-2 Investors and are parties to that certain Voting Agreement, dated as of March 18, 2015, between the Company, the Holders and such Investors (the “Prior Agreement”).

The Charter provides that (i) the holders of shares of the Company’s Preferred Stock, voting as a separate class, shall be entitled to elect three directors (the “Preferred Directors”), (ii) the holders of the Company’s common stock shall be entitled to elect one director (the “Common Director”) and (iii) the holders of the Company’s common stock and preferred stock, voting together shall be entitled to elect any additional directors (the “Additional Directors”).

The Company proposes to sell shares of the Company’s Series B Preferred Stock to the Series B Investors pursuant to the Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”). As a condition to the Financing, the Holders, the Series A Investors and the Series A-2 Investors desire to amend and restate the Prior Agreement in its entirety by entering into this Agreement to which the Series B Investors hereby join.

The parties therefore agree as follows:

Section 1

VOTING

1.1         General.  During the term of this Agreement, the Voting Parties each agree to vote all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with the provisions of this Agreement.

Section 2

Election of Directors

2.1         Voting.  During the term of this Agreement, each Voting Party agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company’s board of directors (the “Board”) the following individuals:

(a)          The three Preferred Designees (as defined below) as the Preferred Directors; and

(b)          The Common Designee (as defined below) as the Common Director.

2.2         Designation of Directors.  The designees to the Board described above (each a “Designee”) shall be selected as follows:

(a)          The “Preferred Designees” shall be chosen, one each, by Private Medical Equity, LLC Holdings, Senju Pharmaceutical Co. Ltd. and Fred Eshelman, for so long as each holds at least fifteen percent (15%) of the Shares initially purchased by such investor (as adjusted for stock splits, dividends, combination, reorganizations and the like).

(b)          The “Common Designee” shall be chosen by Point Guard Partners for so long as it holds at least fifteen percent (15%) of the Shares initially purchased by it (as adjusted for stock splits, dividends, combination, reorganizations and the like).

2.3         Current Designees.  For the purpose of this Agreement, the directors of the Company shall be deemed to include the following Designees:

(a)          The Preferred Designees: Curt LaBelle, Shuhei Yoshida and Fred Eshelman;

(b)          The Common Designee: Ernest Mario;

(c)          The Chief Executive Officer: Tsontcho Ianchulev.

2.4         Changes in Designees.  From time to time during the term of this Agreement, Voting Parties who hold sufficient Shares to select a Designee pursuant to this Agreement may, in their sole discretion:

(a)          notify the Company in writing of an intention to remove from the Board any incumbent Designee who occupies a board seat for which such Voting Parties are entitled to designate the Designee; or

(b)          notify the Company in writing of an intention to select a new Designee for election to a board seat for which such Voting Parties are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such board seat).

In the event of such an initiation of a removal or selection of a Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders, and the Voting Parties shall vote their Shares to cause: (a) the removal from the Board of the Designee or Designees so designated for removal; and (b) the election to the Board of any new Designee or Designees so designated.

2.5         Size of Board.

During the term of this Agreement, each Voting Party agrees to vote all Shares to maintain the authorized number of members of the Board at five (5) directors and no Additional Directors will be designated by the Voting Parties.

2.6         No Liability for Election of Recommended Director.

None of the parties and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

2.7         No “Bad Actor” Designees.

Each Voting Party with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Voting Party’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Voting Party’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Voting Party with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Voting Party’s knowledge, is a Disqualified Designee and (B) that in the event such Voting Party becomes aware that any individual previously designated by any such Voting Party is or has become a Disqualified Designee, such Voting Party shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

Section 3

Drag-along right

3.1         Drag-Along Rights.  If (i) 80% of the members of the Board then in office, including the Preferred Directors (ii) a majority-in-interest of the common stock and (iii) a majority-in-interest of the Investors approve a Change of Control Transaction (as defined below) (the “Selling Investors”), then each Voting Party agrees as follows:

(a)          if such transaction requires stockholder approval, with respect to all Shares that such Voting Party owns or over which such Voting Party otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Change of Control Transaction (together with any related amendment to the Company’s certificate of incorporation required in order to implement such Change of Control Transaction) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Change of Control Transaction;

(b)          if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Voting Party as is being sold by the Selling Investors to the party to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 3.2 below, on the same terms and conditions as the Selling Investors;

(c)          to execute and deliver all related documentation and take such other action in support of the Change of Control Transaction as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)          not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Change of Control Transaction;

(e)          to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Change of Control Transaction;

(f)           if the consideration to be paid in exchange for the Shares pursuant to this Subsection 3.1 includes any securities and due receipt thereof by any Voting Party would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Voting Party of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Voting Party in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Voting Party, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Voting Party would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)          in the event that the Selling Investors, in connection with such Change of Control Transaction, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Voting Parties under the applicable definitive transaction agreements following consummation of such Change of Control Transaction, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Change of Control Transaction and its related service as the representative of the stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud, bad faith or willful misconduct.

3.2         Conditions to Drag-Along Right.  Notwithstanding the foregoing, a Voting Party shall only be required to comply with Section 3.1 above in connection with any proposed Change of Control Transaction (the “Proposed Sale”), subject to the following conditions:

(a)          no Voting Party shall be required to make any representation, covenant or warranty in connection with the Change of Control Transaction, other than as to such Voting Party’s ownership and authority to sell, free of liens, claims and encumbrances, the shares of common stock proposed to be sold by such Voting Party;

(b)          the Voting Party shall not be liable for the inaccuracy of any representation or warranty made by any other individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (a “Person”) in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)          the liability for indemnification, if any, of such Voting Party in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Voting Party in connection with such Proposed Sale;

(d)          the consideration payable with respect to each share in each class or series as a result of such Change of Control Transaction is the same (except for cash payments in lieu of fractional shares) as for each other share in such class or series;

(e)          each class and series of capital stock of the Company will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such Change of Control Transaction;

(f)           the payment with respect to each share of common stock is an amount at least equal to the amount payable in accordance with the Company’s certificate of incorporation, if such Change of Control Transaction were deemed a liquidation, dissolution or winding up pursuant thereto; and

(g)          notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares held by a Holder or Investor, as applicable, pursuant to this Section 3.2 includes any securities and due receipt thereof by any Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder or Investor in lieu thereof, against surrender of the Shares held by a Holder or Investor, as applicable, which would have otherwise been sold by such Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by a Holder or Investor, as applicable.

Section 4

TERMINATION

4.1         Termination. This Agreement shall terminate upon the earliest of (i) the conversion of all outstanding shares of the Company’s preferred stock into common stock; (ii) a Change of Control Transaction, provided that the provisions of Section 3 hereof will continue after the closing of any Change of Control Transaction to the extent necessary to enforce the provisions of Section 3 with respect to such Change of Control Transaction; (iii) the consummation of the Company’s first underwritten public offering of its common stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); or (iv) the agreement of a majority-in-interest of the Holders and a majority-in-interest of the Investors, acting separately. “Change of Control Transaction” means either (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity (a “Stock Sale”); or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company.

Section 5

Additional Shares

5.1         Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Change of Control Transaction) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

Section 6

Restrictive Legend

6.1         Restrictive Legend. Each certificate representing any of the Shares subject to this Agreement shall be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.

Section 7

miscellaneous

7.1         Certain Definitions.  Shares “held” by a Voting Party shall mean any Shares directly or indirectly owned (of record or beneficially) by such Voting Party or as to which such Voting Party has voting power. “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law. A “majority-in-interest” of either the Holders or the Investors shall mean the holders of a majority of the common stock (determined on an as-converted basis) then held by such group.

7.2         Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to a Voting Party) or otherwise delivered by hand, messenger or courier service addressed:

(a)          if to a Voting Party, to the Voting Party’s address, facsimile number or electronic mail address, as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof, or, until any such Voting Party so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of the relevant Shares for which the Company has contact information in its records; or

(b)          if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 315 Montgomery Street, Suite 100, San Francisco, CA 94104, or at such other address as the Company shall have furnished to the Voting Parties, with a copy to Hill Ward Henderson, 101 East Kennedy Boulevard, Suite 3700, Tampa, Florida 33602, Attention: R. Reid Haney.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered, (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, (iv) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Voting Party consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth in the exhibits to this Agreement (or to any other facsimile number for the Voting Party in the Company’s records), (ii) electronic mail to the electronic mail address set forth in the exhibits to this Agreement (or to any other electronic mail address for the Voting Party in the Company’s records), (iii) posting on an electronic network together with separate notice to the Voting Party of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Voting Party. This consent may be revoked by a Voting Party by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

7.3         Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties. The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

7.4         Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

7.5         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

7.6         Further Assurances. Each party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.7         Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

7.8         No Grant of Proxy. This Agreement does not grant any proxy and should not be interpreted as doing so. Nevertheless, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7.9         Not a Voting Trust. This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

7.10       Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.11       Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) Holders holding a majority of the common stock and (iii) Investors holding a majority of the common stock (determined on an as-converted basis) held by all Investors; provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Holder or Investor different from other Holders or Investors, as the case may be, the consent of such Holder or Investor shall also be required for such amendment, waiver, discharge or termination and provided further, that any amendment waiver, discharge or termination, shall require the written consent of (i) in the case of Section 2.2(a), Private Medical Equity, LLC Holdings, Senju Pharmaceutical Co. Ltd. and Fred Eshelman for so long as each holds at least fifteen percent (15%) of the Shares initially purchased by them (as adjusted for stock splits, dividends, combination, reorganizations and the like) and (ii) in the case of Section 2.2(b), Point Guard Partners for so long as it holds at least fifteen percent (15%) of the Shares initially purchased by it (as adjusted for stock splits, dividends, combination, reorganizations and the like). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this voting agreement. Each Voting Party acknowledges that by the operation of this paragraph, the holders of a majority of the common stock held by all Holders and the holders of a majority of the common stock (determined on an as-converted basis) held by all Investors will have the right and power to diminish or eliminate all rights of such Voting Party under this Agreement.

7.12       No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

7.13       Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.14       Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.15       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

7.16       Dispute Resolution. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

EYENOVIA, INC.,
a Delaware corporation

By:	/s/ Tsontcho Ianchulev
	Name:	Tsontcho Ianchulev
	Title:	Chief Executive Officer

(Signature Page to Amended & Restated Voting Agreement)

The party below hereby agrees, effective ______________, 2017, to become a party to this Amended and Restated Voting Agreement and for all purposes of this Amended and Restated Voting Agreement the party below shall be included within the term Investor.

INVESTOR:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

(Signature Page to Amended & Restated Voting Agreement)

Schedule 1

Series A Investors

Name, Address and E-Mail

Schedule 2

Series A-2 Investors

Name, Address and E-Mail

Schedule 3

Series B Investors

Name, Address and E-Mail

Schedule 4

Holders

Name, Address and E-Mail